Exhibit 4.1

SUPPLEMENTAL INDENTURE

     THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is made as of the 28th day of January, 2005, between The Men’s Wearhouse, Inc., a Texas corporation (the “Company”), and JPMorgan Chase Bank, National Association (successor to JPMorgan Chase Bank), as trustee (the “Trustee”).

     WHEREAS, the Company and the Trustee heretofore executed and delivered that certain Indenture dated as of October 21, 2003 (the “Indenture”);

     WHEREAS, pursuant to the Indenture, the Company issued and the Trustee authenticated and delivered the Company’s 3.125% Convertible Senior Notes due 2023 (the “Securities”); and

     WHEREAS, Section 11.1 of the Indenture provides that the Company and the Trustee may amend the Indenture or the Securities without the consent of any Holder to cure any ambiguity, correct or supplement any provision herein which may be inconsistent with any other provision herein or which is otherwise defective, or to make any other provisions with respect to matters or questions arising under the Indenture which the Company may deem necessary or desirable and which shall not be inconsistent with the provisions of the Indenture; provided, however, that such action does not, in the good faith opinion of the Board of Directors of the Company (as evidenced by a Board Resolution), adversely affect the interests of the Holders of Securities in any material respect; and

     WHEREAS, the Company wishes to modify the provisions of Section 12.2 of the Indenture regarding the Company’s option to settle the Conversion Obligation in Common Stock, cash or a combination of cash and Common Stock; and

     WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed;

     NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Securities:

I. DEFINITIONS

     For all purposes of the Indenture and this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

     (a) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to the Indenture and this Supplemental Indenture as a whole and not to any particular Article, Section or subdivision; and

     (b) capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

II. AMENDMENT

     The second paragraph of Section 12.2(a) of the Indenture shall be amended (i) with regard to the first sentence thereof, to add the words “or before” after the word “On” and before the phrase “the first date the Securities become convertible” and (ii) with regard to the last sentence thereof, to delete the phrase “on the date the Securities first become convertible” so that Section 12.2(a) reads in its entirety as follows:

     “(a) Subject to Section 12.13, each Security shall be convertible at the office of the Conversion Agent into fully paid and nonassessable shares of Common Stock (calculated to the nearest 1/10,000th of a share).

     On or before the first date the Securities become convertible under the circumstances described in Section 12.1, the Company shall make an election (the “Principal Conversion Settlement Election”) and notify the Holders in writing whether a Holder who surrenders a Security (each, a “Surrendered Security”) will be entitled to receive, in respect of the Principal Amount at Issuance of such Security upon surrender thereof, 100% Common Stock, 100% cash or a combination of cash and Common Stock. If the Company elects to settle the Conversion Obligation relating to the Principal Amount at Issuance of such Security in a combination of cash and Common Stock, the Company shall specify the percentage of the Principal Amount at Issuance to be satisfied in cash. This notification, once provided to a Holder, is irrevocable and legally binding with regard to any conversion of the Securities under the circumstances described in Section 12.1.

     The Conversion Agent shall notify the Company when it receives a Conversion Notice. Settlement of the conversion obligation relating to the Principal Amount of any Surrendered Securities shall be in accordance with the allocation set forth in the Principal Conversion Settlement Election. The Company shall determine the Excess Amount, and shall set forth the method for settling the Conversion Obligation in respect of the Excess Amount in accordance with the procedure set forth in Section 12.13. If the Company elects to settle in Common Stock only, a certificate for the number of full shares of Common Stock into which the Securities are converted (and cash in lieu of fractional shares) shall be delivered to such Holder, assuming all of the other requirements have been satisfied by such Holder, as soon as practicable after the Company issues its notification of its chosen method of settlement, in accordance with Section 12.13. If the Company elects to settle in cash or a combination of cash and Common Stock, the cash and, if applicable, a certificate for the number of full shares of Common Stock into which the Securities are converted (and cash in lieu of fractional shares) shall be delivered to such Holder, assuming all of the other requirements have been satisfied by such Holder, in accordance with Section 12.13. Notwithstanding the foregoing, the Company shall not be required to deliver certificates for Common Stock while the stock transfer books for such stock or the security register are duly closed for any purpose, but certificates for

Common Stock shall be issued and delivered as soon as practicable after the opening of such books or security register.

     No cash payment of accrued and unpaid interest, Contingent Interest or Additional Amounts shall be paid by the Company on a converted Security, except as described in Section 12.9. Accrued and unpaid interest, Contingent Interest and Additional Amounts, if any, shall be deemed to be paid in full with the shares of Common Stock issued or cash paid upon conversion, rather than deemed cancelled, extinguished or forfeited.

     If the Common Stock, cash or combination of Common Stock and cash received upon conversion of a Security pursuant to this Article XII does not include cash sufficient to comply with the United States federal withholding tax obligations imposed by the Code with respect to accrued and unpaid interest on the Securities payable to the beneficial owner of such Security, the Company may, to the extent required by applicable law, recoup or set-off such liability against either the Common Stock to be issued upon conversion to such beneficial owner or any actual cash dividends or distributions subsequently made with respect to such Common Stock to such beneficial owner.

     In the event of a Designated Event, if a Holder has submitted any or all of its Securities for repurchase, a Holder’s conversion rights on the Securities so subject to repurchase shall expire at 5:00 p.m., New York city time, on the Business Day immediately preceding the Designated Event Purchase Date. Notwithstanding the foregoing, a Security in respect of which a Holder has delivered a Designated Event Purchase Notice exercising such Holder’s right to require the Company to repurchase such Security may be converted only if such Designated Event Purchase Notice is withdrawn in accordance with Section 4.2(b) prior to 5:00 p.m., New York city time, on the Business Day immediately preceding the Designated Event Purchase Date.”

III. MISCELLANEOUS

      (a) Effectiveness. This Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes.

       (b) Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect. For greater certainty, the parties confirm that the amendment to the Indenture effected by this Supplemental Indenture is not intended by the parties to (i) discharge, rescind, cancel or extinguish all or any part of the indebtedness represented by the Securities; or (ii) effect a novation, reissuance or disposition of the indebtedness represented by the Securities or to create new indebtedness in respect of the indebtedness represented by the Securities.

     (c) Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

     (d) Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

     (e) Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the TIA through operation of Section 318(c) thereof, such imposed duties shall control.

     (f) Separability. In case any provisions in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     (g) Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

     (h) Benefits of Supplemental Indenture, etc. Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

     (i) Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

     (j) Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

     (k) Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York

     (l) Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date and year first above written.

THE MEN’S WEARHOUSE, INC., as Issuer

By	/s/ Claudia A. Pruitt

Name:	Claudia A. Pruitt
Title:	Vice President, Treasurer and Asst Secretary

JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION, as Trustee

By	/s/ Carol Logan

Name:	Carol Logan
Title:	Vice President